Exhibit 99.1

Contact:   Joseph C. Adams,
Chief Executive Officer
      Matthew D. Mullet,
Chief Financial Officer
                       (425) 771-5299
                      www.FSBWA.com

FS Bancorp, Inc. Reports Net Income for the Third Quarter of $3.5 million or $1.18 Per Diluted
Share and Fifteenth Consecutive Quarterly Cash Dividend

MOUNTLAKE TERRACE, WA – October 27, 2016 - FS Bancorp, Inc. (NASDAQ: FSBW) ("FS Bancorp" or the "Company"), the holding company for 1st Security Bank of Washington (the "Bank") today reported 2016 third quarter net income of $3.5 million, or $1.18 per diluted share, compared to net income of $2.0 million, or $0.66 per diluted share, for the same period last year.

"We are extremely pleased by the record lending production volume and overall strong financial performance of the Company funded primarily with core deposits acquired from the new branches purchased in the first quarter of 2016," stated Joe Adams, CEO of FS Bancorp.  "In addition to continued strong profitability, I am pleased to announce that our Board of Directors has approved our fifteenth quarterly cash dividend in the amount of $0.10 per share."   The dividend will be paid on November 23, 2016, to shareholders of record as of November 10, 2016.

  2016 Third Quarter Highlights

•	Net income of $3.5 million for the third quarter of 2016, compared to $2.8 million for the previous quarter, and an increase from $2.0 million for the comparable quarter one year ago;
•	Earnings per diluted share improved to $1.18 for the third quarter of 2016, compared to $0.96 for the preceding quarter in 2016, and increased from $0.66 for the third quarter of 2015;
•
Total gross loans increased $43.7 million, or 7.8%, to $604.2 million at September 30, 2016, compared to $560.6 million at June 30, 2016, and increased $113.5 million, or 23.1%, compared to $490.7 million at September 30, 2015;

•
Held for sale production increased $21.0 million, or 9.9% to $232.9 million for the third quarter of 2016, compared to $211.9 million in the second quarter of 2016, and $165.4 million in the third quarter of 2015;

•
Relationship-based transactional deposits (noninterest-bearing checking, interest-bearing checking, and escrow accounts) increased $9.3 million, or 4.5%, to $216.8 million at September 30, 2016, from $207.5 million at June 30, 2016, and increased $113.6 million, or 110.1% from $103.2 million at September 30, 2015; and

•
Net recoveries of prior loan charge-offs were $35,000 for the three months ended September 30, 2016, compared to net loan charge-offs of $139,000 for the three months ended September 30, 2015, and net recoveries of $1,000 for the nine months ended September 30, 2016, compared to net loan charge-offs of $502,000 for the nine months ended September 30, 2015.

FS Bancorp Q3 Earnings
October 27, 2016

Balance Sheet and Credit Quality

Total assets increased $43.6 million, or 5.6% during the quarter to $827.5 million at September 30, 2016, compared to $783.9 million at June 30, 2016, and increased $185.5 million, or 28.9% from $642.0 million at September 30, 2015.  The increase in total assets from June 30, 2016 was primarily due to increases in loans receivable, net of $42.7 million, loans held for sale of $13.4 million, cash and cash equivalents of $1.6 million, and an increase in other assets of $1.1 million, partially offset by a decrease in securities available-for-sale of $17.0 million. The increase in assets was funded by increases in deposits and, to a much lesser extent, borrowings. The $185.5 million increase in total assets at September 30, 2016, compared to September 30, 2015, was primarily due to increases in loans receivable, net of $110.2 million, securities available-for-sale of $27.1 million, loans held for sale of $23.8 million, and cash and cash equivalents of $11.1 million.

LOAN PORTFOLIO
(Dollars in thousands)	September 30, 2016		June 30, 2016		September 30, 2015
	Amount	Percent	Amount	Percent	Amount	Percent
REAL ESTATE LOANS
Commercial	$ 55,794	9.2%	$ 50,936	9.1%	$ 42,958	8.8%
Construction and development	90,201	14.9	76,601	13.7	77,965	15.9
Home equity	19,649	3.3	18,591	3.3	16,727	3.4
One-to-four-family (excludes held for
sale)	116,886	19.4	115,450	20.6	92,023	18.7
Multi-family	33,988	5.6	34,176	6.1	22,716	4.6
Total real estate loans	316,518	52.4	295,754	52.8	252,389	51.4

CONSUMER LOANS
Indirect home improvement	104,524	17.3	102,246	18.2	103,172	21.0
Solar	34,806	5.8	33,364	5.9	25,568	5.2
Marine	29,268	4.8	28,128	5.0	23,436	4.8
Other consumer	1,978	0.3	1,998	0.4	2,328	0.5
Total consumer loans	170,576	28.2	165,736	29.5	154,504	31.5

COMMERCIAL BUSINESS LOANS
Commercial and industrial	68,526	11.4	64,413	11.5	58,498	11.9
Warehouse	48,598	8.0	34,659	6.2	25,318	5.2
Total commercial business loans	117,124	19.4	99,072	17.7	83,816	17.1
Total loans receivable, gross	604,218	100.0%	560,562	100.0%	490,709	100.0%

Allowance for loan losses	(9,586)		(8,951)		(7,388)
Deferred cost, fees, and discounts, net	(1,832)		(1,507)		(729)
Total loans receivable, net	$ 592,800		$ 550,104		$ 482,592

Loans receivable, net increased $42.7 million, or 7.8%, to $592.8 million at September 30, 2016, from $550.1 million at June 30, 2016, and increased $110.2 million, or 22.8%, from $482.6 million at September 30, 2015.  Total real estate loans increased $20.8 million quarter over quarter including increases of $13.6 million in construction and development loans, $4.9 million in commercial real estate loans, $1.4 million in portfolio one-to-four-family loans, and $1.1 million in home equity loans.  Quarter over quarter changes in other loan categories include a $13.9 million increase in warehouse lending, a $4.8 million increase in consumer loans, and a $4.1 million increase in commercial and industrial loans.

FS Bancorp Q3 Earnings
October 27, 2016

One-to-four-family originations of loans held for sale including loans brokered to other institutions increased $21.0 million, or 9.9%, to $232.9 million during the quarter ended September 30, 2016, compared to $211.9 million for the preceding quarter, and $165.4 million for the same quarter one year ago.  The growth in originations was a result of continued strong purchase activity associated with seasonal home purchases in the Pacific Northwest and low interest rates that increased home refinances.  The percentage of one-to-four-family mortgage loan originations for home purchases was 60.9% of third quarter volume versus 39.1% of third quarter volume for refinance activity.  This compares to 75.9% of second quarter volume to purchase a home versus 24.1% to refinance their home in the second quarter of 2016.  During the quarter ended September 30, 2016, the Company sold $205.1 million of one-to-four-family mortgage loans, compared to $193.4 million in sales for the preceding quarter, and sales of $137.5 million for the quarter ended September 30, 2015.

The Company sold $13.4 million of securities available-for-sale during the third quarter of 2016 realizing a gain of $146,000.  These sales provided additional funds for loan growth during the quarter.  The gains realized were associated with the sale of select securities to profit from rising prices as these securities were approaching maturity.  The average yield on these sold securities available-for-sale at the time of sale was 1.5%.

The allowance for loan losses at September 30, 2016 was $9.6 million, or 1.6% of gross loans receivable, excluding loans held for sale, compared to $9.0 million, or 1.6% of gross loans receivable, excluding loans held for sale at June 30, 2016, and $7.4 million, or 1.5% of gross loans receivable, excluding loans held for sale at September 30, 2015.  Non-performing loans, consisting of non-accrual loans, decreased to $594,000 at September 30, 2016, from $620,000 at June 30, 2016, and decreased from $841,000 at September 30, 2015.  Substandard loans increased $585,000, or 18.7%, to $3.7 million at September 30, 2016, compared to $3.1 million at June 30, 2016, and increased from $2.8 million at September 30, 2015.  The $915,000 increase in substandard loans from one year ago was primarily associated with a $1.2 million increase in substandard commercial business loans, primarily offset by a decrease in real estate loans. The majority of loans reported as substandard are a result of the financial performance by the borrowers.  There was no other real estate owned ("OREO") at September 30, 2016, at June 30, 2016, or at September 30, 2015.  At September 30, 2016, the Company had one restructured loan of $57,000 which was performing in accordance with its modified terms, compared to $58,000 at June 30, 2016, and $736,000 at September 30, 2015, of which one loan with a balance of $525,000 was on nonaccrual, and the remaining loans with a balance of $211,000 were performing in accordance with their modified terms.

Total deposits increased $37.0 million, or 5.6%, to $703.2 million at September 30, 2016, from $666.1 million at June 30, 2016, and increased $203.3 million, or 40.7%, from $499.9 million at September 30, 2015, primarily due to the purchase of the four retail branches located on the Olympic Peninsula ("branch purchase") in the first quarter of 2016.  Relationship-based transactional deposits increased $9.3 million to $216.8 million at September 30, 2016, from $207.5 million at June 30, 2016, and increased from $103.2 million at September 30, 2015.  Money market and savings accounts increased $5.9 million, or 2.1%, to $288.7 million at September 30, 2016, from $282.8 million at June 30, 2016, and increased $92.5 million, or 47.2%, from $196.1 million at September 30, 2015.  Time deposits increased $21.9 million, or 12.5%, to $197.7 million at September 30, 2016, from $175.8 million at June 30, 2016, and decreased $2.8 million, or 1.4%, from $200.5 million at the same period last year. Growth in time deposits quarter over quarter was a result of management extending the duration of its certificates of deposit. Non-retail certificates of deposit which include brokered certificates of deposit, online certificates of deposit, and public funds, increased $21.9 million to $60.5 million at September 30, 2016, compared to $38.6 million at June 30, 2016, and increased $7.3 million from $53.2 million at September 30, 2015.  Management remains focused on growth in lower cost relationship-based deposits.

FS Bancorp Q3 Earnings
October 27, 2016

DEPOSIT BREAKDOWN (Dollars in thousands)
	September 30, 2016		June 30, 2016		September 30, 2015
	Amount	Percent	Amount	Percent	Amount	Percent
Noninterest-bearing checking	$143,251	20.4%	$145,304	21.8%	$63,725	12.7%
Interest-bearing checking	63,682	9.1	54,709	8.2	33,476	6.7
Savings	50,348	7.2	50,049	7.5	27,891	5.6
Money market	238,321	33.9	232,754	35.0	168,252	33.7
Certificates of deposit less than $100,000	93,953	13.3	72,014	10.8	68,329	13.7
Certificates of deposit of $100,000 through $250,000	76,855	10.9	76,971	11.6	97,248	19.4
Certificates of deposit of $250,000 and over	26,910	3.8	26,811	4.0	34,963	7.0
Escrow accounts related to mortgages serviced	9,844	1.4	7,504	1.1	5,999	1.2
Total	$703,164	100.0%	$666,116	100.0%	$499,883	100.0%

At September 30, 2016, we had total debt of $30.9 million consisting of borrowings of $21.0 million and a subordinated note, net of $9.8 million.  Borrowings increased $1.4 million, or 6.9%, to $21.0 million at September 30, 2016, from $19.7 million at June 30, 2016, due to the addition of Federal Home Loan Bank ("FHLB") Fed Funds. The increased borrowings were utilized to fund held for sale loan production.

Total stockholders' equity increased $3.5 million, or 4.6% to $79.6 million at September 30, 2016, from $76.1 million at June 30, 2016, and increased $6.3 million, or 8.6%, from $73.2 million at September 30, 2015.  The increase in equity from the second quarter of 2016 was predominately a result of net income of $3.5 million.  Book value per common share was $27.89 at September 30, 2016, compared to $26.73 at June 30, 2016, and $24.54 at September 30, 2015.

The Bank is well capitalized under the minimum capital requirements established by the Federal Deposit Insurance Corporation with a total risk-based capital ratio of 13.5%, a Tier 1 leverage capital ratio of 10.3%, and a common equity Tier 1 ("CET1") capital ratio of 12.2% at September 30, 2016.  At September 30, 2015, the total risk-based capital ratio was 13.9%, the Tier 1 leverage capital ratio was 11.4%, and the CET1 capital ratio was 12.6%.

The Company exceeded all regulatory capital requirements with a total risk-based capital ratio of 12.4%, a Tier 1 leverage capital ratio of 9.4%, and a CET1 ratio of 11.1% at September 30, 2016, compared to 14.7%, 12.2%, and 13.5% at September 30, 2015, respectively.

Operating Results

Net interest income increased $1.6 million, or 22.6%, to $8.8 million for the three months ended September 30, 2016, from $7.1 million for the three months ended September 30, 2015.  Net interest income increased $4.4 million, or 21.5%, to $24.7 million for the nine months ended September 30, 2016, from $20.3 million for the nine months ended September 30, 2015.

The net interest margin ("NIM") decreased 42 basis points to 4.55% for the three months ended September 30, 2016, from 4.97% for the three months ended September 30, 2015, and decreased 70 basis points to 4.36% for the

FS Bancorp Q3 Earnings
October 27, 2016

nine months ended September 30, 2016, from 5.06% for the same period of the prior year.  The decreased NIM reflects continued growth in diversified, lower yielding assets including loan and investment assets.  As a percentage, consumer loans to total loans were 28.2% at September 30, 2016, compared to 31.5% at September 30, 2015, reflecting our loan diversification strategy.  The average cost of funds decreased 14 basis points to 0.57% for the three months ended September 30, 2016, from 0.71% for the three months ended September 30, 2015, and decreased 13 basis points to 0.59% for the nine months ended September 30, 2016, from 0.72% for the nine months ended September 30, 2015.  The decrease primarily reflects a significant amount of relatively low cost relationship-based transactional deposits acquired in the branch purchase and the decline in the percentage of higher cost certificates of deposit to total deposits over the last year.  Management remains focused on matching deposit duration with the duration of earning assets where appropriate.

The provision for loan losses was unchanged at $600,000 for both the three months ended September 30, 2016 and 2015. Net recoveries totaled $35,000 during the three months ended September 30, 2016, compared to net charge-offs of $139,000 during the three months ended September 30, 2015.  The provision for loan losses was also unchanged at $1.8 million for the nine months ended September 30, 2016 and 2015.  Net recoveries totaled $1,000 during the nine months ended September 30, 2016, compared to net charge-offs of $502,000 during the nine months ended September 30, 2015.

Noninterest income increased $2.9 million, or 65.6%, to $7.2 million for the three months ended September 30, 2016, from $4.4 million for the three months ended September 30, 2015.  This increase was primarily due to a $2.3 million increase in gain on sale of loans, a $371,000 increase in service charges and fee income, and a $146,000 increase in gain on sale of investment securities.  Noninterest income increased $4.4 million, or 32.1%, to $18.1 million for the nine months ended September 30, 2016, from $13.7 million for the nine months ended September 30, 2015.  The increase during the period was primarily due to a $3.2 million increase in gain on sale of loans, and a $1.0 million increase in service charges and fee income.

Noninterest expense increased $2.5 million, or 31.7%, to $10.3 million for the three months ended September 30, 2016, from $7.8 million for the three months ended September 30, 2015.  The increase in noninterest expense was primarily a result of a $2.0 million, or 46.4% increase in salaries and benefits, including $1.8 million of commissions and incentives for the loan production staff reflecting our increased loan production, as well as stock-based compensation associated with the equity incentive plan with the remainder of the increase in salaries and benefits of $200,000 primarily due to additional staff added as a result of the branch purchase.  Other expense categories also increased due to the branch purchase including a $332,000, or 29.7% increase in operations costs, a $157,000, or 41.3% increase in data processing, a $140,000, or 100.0% increase in amortization of the core deposit intangible, and a $100,000, or 20.1% increase in occupancy, partially offset by a decrease of $432,000 in acquisition costs.  Increases not associated with the branch purchase included a $336,000, or 88.7% increase in loan costs, partially offset by a recovery of $216,000 of servicing rights impairment.

Noninterest expense increased $7.1 million, or 32.9%, to $28.8 million for the nine months ended September 30, 2016, from $21.7 million for the nine months ended September 30, 2015, primarily as a result of the branch purchase and Company growth including a $4.0 million, or 32.5% increase in salaries and benefits, a $1.0 million, or 31.5% increase in operations, a $660,000, or 58.5% increase in loan costs, a $444,000, or 39.2% increase in data processing, a $387,000, or 27.9% increase in occupancy, and a $222,000, or 17.5% increase in professional fees.  We also incurred $382,000 in amortization of the core deposit intangible attributable to the branch purchase during the nine months ended September 30, 2016, as compared to none in the same period last year.

FS Bancorp Q3 Earnings
October 27, 2016

About FS Bancorp

FS Bancorp, Inc., a Washington corporation, is the holding company for 1st Security Bank of Washington.  The Bank provides loan and deposit services to customers who are predominantly small and middle-market businesses and individuals in western Washington through its eleven branches and four loan production offices in various suburban communities in the greater Puget Sound area, and one loan production office in the market area of the Tri-Cities.  The Bank services home mortgage customers throughout Washington State with an emphasis in the Puget Sound and Tri-Cities home lending markets. The Bank purchased four retail bank branches from Bank of America (two in Clallam and two in Jefferson counties) on January 22, 2016, and the branches opened as 1st Security Bank branches on January 25, 2016.

Forward-Looking Statements

When used in this press release and in other documents filed with or furnished to the Securities and Exchange Commission (the "SEC"), in press releases or other public stockholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases "believe," "will," "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "plans," or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are not historical facts but instead represent management's current expectations and forecasts regarding future events many of which are inherently uncertain and outside of our control.  Actual results may differ, possibly materially from those currently expected or projected in these forward-looking statements. Factors that could cause our actual results to differ materially from those described in the forward-looking statements, include but are not limited to, the following: increased competitive pressures; changes in the interest rate environment; changes in general economic conditions and conditions within the securities markets; our ability to execute our plans to grow our residential construction lending, our mortgage banking operations and our warehouse lending and the geographic expansion of our indirect home improvement lending; our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we may acquire into our operations and our ability to realize related revenue synergies and expected cost savings and other benefits within the anticipated time frames or at all, including, in particular, our recent acquisition of four branches from Bank of America, NA; secondary market conditions for loans and our ability to sell loans in the secondary market; legislative and regulatory changes; and other factors described in the Company's latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission-which are available on our website at www.fsbwa.com and on the SEC's website at www.sec.gov. Any of the forward-looking statements that we make in this press release and in the other public statements are based upon management's beliefs and assumptions at the time they are made and may turn out to be wrong because of the inaccurate assumptions we might make, because of the factors illustrated above or because of other factors that we cannot foresee. Therefore, these factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements. We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for 2016 and beyond to differ materially from those expressed in any forward-looking statements made by, or on behalf of, us and could negatively affect our operating and stock performance.

FS Bancorp Q3 Earnings
October 27, 2016

FS BANCORP, INC. AND SUBSIDIARY
 CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except share amounts)

	September 30,	June 30,	September 30,
	2016	2016	2015
	Unaudited	Unaudited	Unaudited
ASSETS
Cash and due from banks	$3,445	$5,263	$1,272
Interest-bearing deposits at other financial institutions	13,068	9,629	4,160
Total cash and cash equivalents	16,513	14,892	5,432
Certificates of deposit at other financial institutions	14,009	14,010	11,181
Securities available-for-sale, at fair value	80,762	97,728	53,679
Loans held for sale, at fair value	77,129	63,696	53,335
Loans receivable, net	592,800	550,104	482,592
Accrued interest receivable	2,557	2,420	2,057
Premises and equipment, net	15,071	14,786	13,734
Federal Home Loan Bank ("FHLB") stock, at cost	2,004	1,600	2,972
Bank owned life insurance ("BOLI")	9,983	9,911	9,701
Servicing rights, held at the lower of cost or fair value	7,654	6,751	5,226
Goodwill	2,312	2,312	—
Core deposit intangible, net	1,857	1,997	—
Other assets	4,835	3,713	2,071
TOTAL ASSETS	$827,486	$783,920	$641,980
LIABILITIES
Deposits:
Noninterest-bearing accounts	$153,095	$152,808	$69,724
Interest-bearing accounts	550,069	513,308	430,159
Total deposits	703,164	666,116	499,883
Borrowings	21,030	19,670	59,269
Subordinated note:
Principal amount	10,000	10,000	—
Unamortized debt issuance costs	(180)	(185)	—
Total subordinated note less unamortized debt issuance costs	9,820	9,815	—
Other liabilities	13,915	12,268	9,590
Total liabilities	747,929	707,869	568,742
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY
Preferred stock, $0.01 par value; 5,000,000 shares
authorized; none issued or outstanding	—	—	—
Common stock, $0.01 par value; 45,000,000 shares
authorized; 3,057,753 shares issued and outstanding
at September 30, 2016, 3,056,107 at June 30, 2016,
and 3,241,120 at September 30, 2015	31	31	32
Additional paid-in capital	26,866	26,516	30,289
Retained earnings	53,326	50,160	44,373
Accumulated other comprehensive income, net of tax	773	848	234
Unearned shares - Employee Stock Ownership Plan ("ESOP")	(1,439)	(1,504)	(1,690)
Total stockholders' equity	79,557	76,051	73,238
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$827,486	$783,920	$641,980

FS Bancorp Q3 Earnings
October 27, 2016

FS BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
	Unaudited	Unaudited	Unaudited	Unaudited
INTEREST INCOME
Loans receivable including fees	$9,241	$7,730	$26,014	$22,042
Interest and dividends on investment securities, cash and cash equivalents, and interest-bearing deposits at other financial institutions	538	329	1,751	874
Total interest and dividend income	9,779	8,059	27,765	22,916
INTEREST EXPENSE
Deposits	808	866	2,411	2,425
Borrowings	50	56	177	195
Subordinated note	171	—	512	—
Total interest expense	1,029	922	3,100	2,620
NET INTEREST INCOME	8,750	7,137	24,665	20,296
PROVISION FOR LOAN LOSSES	600	600	1,800	1,800
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	8,150	6,537	22,865	18,496
NONINTEREST INCOME
Service charges and fee income	899	528	2,489	1,452
Gain on sale of loans	5,922	3,632	14,722	11,565
Gain on sale of investment securities	146	—	146	76
Earnings on cash surrender value of BOLI	71	51	211	146
Other noninterest income	210	165	557	486
Total noninterest income	7,248	4,376	18,125	13,725
NONINTEREST EXPENSE
Salaries and benefits	6,287	4,295	16,510	12,461
Operations	1,450	1,118	4,221	3,209
Occupancy	597	497	1,775	1,388
Data processing	537	380	1,576	1,132
Gain on sale of OREO	—	—	(150)	—
Loan costs	715	379	1,789	1,129
Professional and board fees	502	479	1,490	1,268
Federal Deposit Insurance Corporation insurance	98	69	306	229
Marketing and advertising	202	183	553	458
Acquisition costs	—	432	389	432
Amortization of core deposit intangible	140	—	382	—
Recovery on servicing rights	(216)	—	(2)	—
Total noninterest expense	10,312	7,832	28,839	21,706
INCOME BEFORE PROVISION FOR INCOME TAXES	5,086	3,081	12,151	10,515
PROVISION FOR INCOME TAXES	1,629	1,086	4,198	3,656
NET INCOME	$3,457	$1,995	$7,953	$6,859
Basic earnings per share	$1.21	$0.67	$2.74	$2.31
Diluted earnings per share	$1.18	$0.66	$2.66	$2.28

FS Bancorp Q3 Earnings
October 27, 2016

KEY FINANCIAL RATIOS AND DATA (Unaudited)
(Dollars in thousands, except per share amounts)	At or For the Three Months Ended
PERFORMANCE RATIOS:	September 30, 2016	June 30, 2016	September 30, 2015
Return on assets (ratio of net income to average total assets) (1)	1.71%	1.45%	1.33%
Return on equity (ratio of net income to average equity) (1)	18.08	15.28	11.18
Yield on average interest-earning assets	5.09	4.88	5.61
Interest incurred on liabilities as a percentage of average
noninterest bearing deposits and interest-bearing liabilities	0.57	0.57	0.71
Interest rate spread information – average during period	4.52	4.31	4.90
Net interest margin (1)	4.55	4.34	4.97
Operating expense to average total assets	5.11	4.91	5.21
Average interest-earning assets to average interest-bearing
liabilities	135.98	137.47	127.67
Efficiency ratio (2)	64.46	65.57	68.03

	At or For the Nine Months Ended
PERFORMANCE RATIOS:	September 30, 2016		September 30, 2015
Return on assets (ratio of net income to average total assets) (1)	1.34%		1.63%
Return on equity (ratio of net income to average equity) (1)	14.17		13.38
Yield on average interest-earning assets	4.91		5.72
Interest incurred on liabilities as a percentage of average
noninterest bearing deposits and interest-bearing liabilities	0.59		0.72
Interest rate spread information – average during period	4.32		4.99
Net interest margin (1)	4.36		5.06
Operating expense to average total assets	4.88		5.17
Average interest-earning assets to average interest-bearing
liabilities	135.79		127.18
Efficiency ratio (2)	67.40		63.80

ASSET QUALITY RATIOS AND DATA:	September 30, 2016	June 30, 2016	September 30, 2015

Non-performing assets to total assets at end of period (3)	0.07%	0.08%	0.13%
Non-performing loans to total gross loans (4)	0.10	0.11	0.17
Allowance for loan losses to non-performing loans (4)	1,613.80	1,443.71	878.48
Allowance for loan losses to gross loans receivable	1.59	1.60	1.51

CAPITAL RATIOS, BANK ONLY:
Tier 1 leverage-based capital	10.33%	10.14%	11.37%
Tier 1 risk-based capital	12.21	12.77	12.59
Total risk-based capital	13.46	14.02	13.85
Common equity Tier 1 capital	12.21	12.77	12.59
CAPITAL RATIOS, COMPANY ONLY:
Tier 1 leverage-based capital	9.38%	9.11%	12.24%
Total risk-based capital	12.39	12.78	14.71
Common equity Tier 1 capital	11.14	11.53	13.47

FS Bancorp Q3 Earnings
October 27, 2016

	At or For the Three Months Ended
PER COMMON SHARE DATA:	September 30, 2016		June 30, 2016		September 30, 2015
Basic earnings per share	$1.21		$0.98		$0.67
Diluted earnings per share	$1.18		$0.96		$0.66
Weighted average basic shares outstanding	2,851,147		2,887,525		2,984,164
Weighted average diluted shares outstanding	2,938,439		2,966,031		3,040,007
Common shares outstanding at period end	2,852,905	(5)	2,844,778	(6)	2,984,430	(7)
Book value per share using outstanding common shares	$27.89		$26.73		$24.54
Tangible book value per share using outstanding common shares (8)	$26.42		$25.22		$24.54

_______________________________________

(1)	Annualized.
(2)	Total noninterest expense as a percentage of net interest income and total other noninterest income.
(3)	Non-performing assets consists of non-performing loans (which include non-accruing loans and accruing loans more than 90 days past due), foreclosed real estate and other repossessed assets.
(4)	Non-performing loans consists of non-accruing loans.
(5)	Common shares were calculated using shares outstanding of 3,057,753 at September 30, 2016, less 68,763 restricted stock shares, and 136,085 unallocated ESOP shares.
(6)	Common shares were calculated using shares outstanding of 3,056,107 at June 30, 2016, less 68,763 restricted stock shares, and 142,566 unallocated ESOP shares.
(7)	Common shares were calculated using shares outstanding at period end of 3,241,120 at September 30, 2015, less 94,684 restricted stock shares, and 162,006 unallocated ESOP shares.
(8)
Tangible book value per share using outstanding common shares excludes intangible assets. This ratio represents a non-GAAP financial measure.  See also Non-GAAP Financial Measures reconciliation in the table below.

Non-GAAP Financial Measures:

In addition to results presented in accordance with generally accepted accounting principles utilized in the United States ("GAAP"), this earnings release contains the tangible book value per share, a non-GAAP financial measure. Tangible common stockholders' equity is calculated by excluding intangible assets from stockholders' equity.  For this financial measure, the Company's intangible assets are goodwill and core deposit intangible. Tangible book value per share is calculated by dividing tangible common shareholders' equity by the number of common shares outstanding.

Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited. Further, this non-GAAP financial measure of tangible book value per share should not be considered in isolation or as a substitute for book value per share or total stockholders' equity determined in accordance with GAAP and may not be comparable to a similarly titled measure reported by other companies.

FS Bancorp Q3 Earnings
October 27, 2016

Reconciliation of the GAAP and non-GAAP financial measure is presented below.

	September 30, 2016	June 30, 2016	September 30, 2015
	(Dollars in thousands)

Stockholders' equity	$79,557	$76,051	$73,238
Less: Goodwill and core deposit intangible	4,169	4,309	—
Tangible common stockholders' equity	$75,388	$71,742	$73,238

Common shares outstanding at end of period	2,852,905	2,844,778	2,984,430

Common stockholders' equity (book value) per share (GAAP)	$27.89	$26.73	$24.54
Tangible common stockholders' equity (tangible book value) per share (non-GAAP)	$26.42	$25.22	$24.54